SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Officer Compensation, Bonuses and Equity Grants

On December 16, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Achillion Pharmaceuticals, Inc. (the “Company”) authorized the payment of annual bonus awards to the Company’s principal executive officer, principal financial officer and Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) for work performed by each such officer during the year ended December 31, 2010 (the “2010 Bonus Award”) and approved annual base salaries and annual performance-based cash incentive target percentages to be effective as of January 1, 2011. The 2010 Bonus Award for each officer was based on the Company’s overall performance in fiscal year 2010, as well as each officer’s performance, and primarily considered the target bonus amounts previously established by the Company’s Board of Directors (30% of the base salary for each vice president or senior vice president, and 50% of the base salary for the Company’s chief executive officer). In determining the bonus amount for Mr. Kishbauch, the Compensation Committee considered, among other things, the advancement of the Company’s drug candidate pipeline in 2010, the new additions to that pipeline, the successful completion of two significant financing events in a difficult financing environment, Mr. Kishbauch’s continued strong leadership and the career development of key executive officers. Based upon these factors, the Committee awarded Mr. Kishbauch an incentive bonus for 2010 that exceeded his previously-determined target. In addition to receiving bonus awards, each executive officer was granted an incentive stock option to purchase shares of the Company’s common stock at a purchase price equal to $3.10 per share, the fair market value on the date of grant. Such options are subject to the provisions of the Company’s 2006 Stock Incentive Plan (the “Plan”) and are subject to a four-year vesting schedule. The following table sets forth the 2010 cash bonus and equity option awards and the 2011 annual base salary and target bonus amounts for each such officer:

Name of Executive Officer	2010 Bonus Award	No. Shares Subject to 2010 Performance Equity Grant	2011 Base Salary	2011 Performance Based Cash- Incentive Percentage
Michael D. Kishbauch	$240,000	541,000	$450,000	60%
Milind S. Deshpande, Ph.D.	$116,000	200,000	$359,975	40%
Gautam Shah, Ph.D.	$87,450	188,000	$300,200	35%
Mary Kay Fenton	$90,406	188,000	$287,625	35%
Elizabeth Olek, D.O	$85,325	188,000	$288,500	35%
Joseph Truitt	$83,677	188,000	$283,000	35%

Director Compensation

On December 16, 2010, upon recommendation of the Compensation Committee of the Board of Directors, the Board of Directors of the Company adopted a new director compensation policy, effective January 1, 2011. Pursuant to this director compensation policy, each non-employee director of the Company will receive (i) a fee of $2,000 for each Board meeting that each such non-employee director attends in person, (ii) a fee of $1,000 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings in person. In addition, each non-employee director will receive an annual retainer of $30,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $1,000 for each such committee meeting attended outside of regularly scheduled meetings of the full Board. The Chairperson of the Board of Directors will receive an additional retainer of $25,000, the Chairperson of the Audit Committee will receive an additional annual retainer of $10,000, and each of the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer of $5,000.

In addition to the foregoing cash compensation, effective immediately, each non-employee director will receive (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 30,000 shares of the Company’s common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 20,000 shares of the Company’s common stock which vests as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. All such stock options will be granted pursuant to the provisions of the Company’s 2006 Stock Incentive Plan and at an exercise price equal to the fair market value on the date of grant.

Also, in addition to the annual stock option grant to our Board of Directors under our Director’s Compensation policy, and pursuant to the recommendation of the Compensation Committee, the Board of Directors granted each director a nonqualified stock option to purchase 30,000 shares of the Company’s common stock at a purchase price equal to $3.10, the fair market value on the date of grant. These stock options vest as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. The number of shares granted reflects the directors’ considerable strategic efforts during 2010 and represent a one-time grant in lieu of higher cash compensation.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Form of Nonstatutory Stock Option Agreement Under the 2006 Stock Incentive Plan

99.2	Form of Incentive Stock Option Agreement for Executives Under the 2006 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: December 22, 2010	By:	/S/ MARY KAY FENTON
Mary Kay Fenton Chief Financial Officer

Exhibit Index

99.1	Form of Nonstatutory Stock Option Agreement Under the 2006 Stock Incentive Plan

99.2	Form of Incentive Stock Option Agreement for Executives Under the 2006 Stock Incentive Plan